UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

SAFETY INSURANCE GROUP, INC.
(Name of Registrant as Specified in Its Charter)

IDES CAPITAL MANAGEMENT, LP

IDES CAPITAL PARTNERS MASTER FUND, LTD.

IDES CAPITAL GP LLC

JOVETREE CAPITAL ADVISORS LLC

DIANNE MCKEEVER

ROBERT LONGNECKER

THE RADOFF FAMILY FOUNDATION

BRADLEY L. RADOFF

OLGA KONDRASHOVA

FAROOQ SHEIKH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ides Capital Management, LP, together with the other participants named herein (collectively, “Ides”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Safety Insurance Group, Inc., a Delaware corporation (the “Company”).

On January 18, 2022, Ides issued the following press release and delivered the following letter to the Company’s Board of Directors. The full text of the letter is also attached hereto as Exhibit 1 and is incorporated herein by reference.

Ides Capital Sends Letter to Safety Insurance Group Board of Directors

Ides Has Attempted to Constructively Engage With Company Around Stock Price Underperformance, ESG and Sustainability Deficiencies, and Subpar Capital Allocation

Ides’ Good Faith Efforts Have Been Met by Company’s Refusal to Participate in Constructive Dialogue and the Transparently Reactive January 12 Announcement of “Refreshment” and “Corporate Governance Enhancement Plan”

Ides Privately Nominated Two Highly Qualified, Fully Independent and Diverse Director Candidates More Than a Month Ago and Believes These Individuals Would Serve as True Advocates for Safety Insurance Shareholders

Ides Encourages Company to Take Steps to Improve Communication With Stakeholders, Including the Initiation of Earnings Calls and Implementation of Robust ESG and Sustainability Reporting

Ides Believes Company Should Utilize Its Over-Capitalized Balance Sheet to Implement Immediate Repurchase of 10% of Outstanding Shares and Future Follow-on Repurchases

Ides Will Take Necessary Steps to Protect Best Interests of All Shareholders and Continues to Remain Open to Constructive Engagement

New York – January 18, 2022 – Ides Capital Management, LP (together with its affiliates, “Ides”), a shareholder of Safety Insurance Group, Inc. (“Safety”, “Safety Insurance” or the “Company”) (NASDAQ: SAFT), today sent a letter to the Company’s Board of Directors (the “Board”) outlining its continued concerns about Safety Insurance’s stock price underperformance, ESG and Sustainability failings, poor capital allocation and other issues. The letter also expresses Ides’ disappointment with the Company’s failure to work constructively to help put Safety on a better path forward for all shareholders.

The full text of the letter is below:

January 18, 2022

To the Board of Directors of Safety Insurance Group, Inc.,

Ides Capital Management, LP (“Ides”), together with its affiliates and other members of its group, collectively own approximately 1% of Safety Insurance Group, Inc. (“Safety”, “Safety Insurance” or the “Company”), having first bought stock nearly one year ago. We are a New York-based investment advisor that engages with corporate boards and management teams to drive long-term shareholder value, sustainable change and inclusive outcomes at small and mid-capitalization publicly traded companies over a multi-year hold period.

As you know, we have repeatedly attempted to engage with Safety in good faith around numerous critically important topics, including the Company’s stock price underperformance, ESG and Sustainability practice deficiencies and subpar capital allocation.

In light of this attempted engagement, we were extremely disappointed by Safety’s January 12 press release – both in form and in substance. Rather than work constructively, the Company elected to publicly unveil a transparently reactive and paltry “fix” to a very small subset of the many problematic practices and areas of underperformance Ides has highlighted in our efforts to engage with both management and the Board of Directors (the “Board”) to improve outcomes for Safety’s stakeholders.

Importantly, the changes announced in Safety’s press release fall woefully short of what is required to put the Company on a better path forward. Further, even these changes would likely not have occurred absent our involvement, leaving shareholders to question whether the Board is truly committed to acting in their best interests. Despite Ides’ repeated efforts to work privately with the Company, Safety’s actions have left us no choice but to bring our engagement into the public domain and to make known our December 8, 2021 nomination of two highly qualified candidates to Safety’s Board – Olga Kondrashova and Farooq Sheikh.

Ms. Kondrashova and Mr. Sheikh are extremely experienced insurance industry executives who can be relied upon to serve as truly independent advocates for Safety’s shareholders. Importantly, they have not been hand-picked by an underperforming and, we believe, entrenched Board.

To refresh the Board’s memory of Ides’ numerous efforts to engage in a constructive dialogue, we provide below an overview of our outreach and the Company’s response. We believe this timeline provides illuminating context around Safety’s reactive maneuvering, that culminated in the January 12 press release – an out of the blue step by the otherwise minimally transparent and shareholder-unfriendly Company that likely left many Safety stakeholders scratching their heads.

In February 2021, Ides initiated a position in Safety and began speaking with CFO Christopher T. Whitford. Ides spoke with CFO Whitford on several occasions over the course of 2021 and, in August 2021, spoke with Safety CEO George M. Murphy.

As a part of this dialogue, we asked Safety CFO Whitford to connect Ides with the Board. The email response we received from Safety was disheartening: we were told that since we had spoken with CEO Murphy – who serves as a non-independent Safety Director – we had already effectively spoken with the Board.

Unfortunately, this response accurately presaged what would come next.

On November 15, 2021, we sent the Board a private letter outlining numerous areas for improvement that we believed would go a long way towards addressing the Company’s stock price underperformance over the past one, three and five years compared with the S&P Insurance Select Industry Index. In addition to the need to remedy a number of retrograde corporate governance practices, all of which remain unaddressed by Safety’s newly announced “fix”, Ides further asked the Board to take action to resolve a host of issues including poor investor relations policies, weak ESG and Sustainability policies and practices, a materially over-capitalized balance sheet and to further adopt a tax-efficient plan to return more meaningful amounts of capital to shareholders.

Other than an acknowledgement by CFO Whitford that our letter had been distributed to Safety’s Directors, we received no response from the Company.

On December 8, 2021, in light of the nearly month-long silence from the Board, Safety’s long-term underperformance, subpar policies and practices and the impending nomination deadline under the Company’s governance documents, we made a decision to notify Safety of our intent to nominate two candidates – Ms. Kondrashova and Mr. Sheikh – for election to the Board. For all of the foregoing reasons and in order to preserve our rights as shareholders, we privately submitted the notice of nomination to Safety.

Once again, other than an acknowledgement of receipt, we received no response from Safety.

Throughout December 2021, we attempted to follow up with Safety on several occasions, including another letter to the Board as well as direct outreach to CFO Whitford.

Finally, on January 4, 2022, we had a meeting with Director Thalia M. Meehan, who to our dismay did not have our letter in front of her and was unprepared to engage around any of our concerns apart from telling us that the Board already discusses the many topics raised by Ides.

On January 12, 2022, we met once again with Director Meehan. Additionally, Directors Mary C. Moran and Peter J. Manning joined the call, although, apart from sharing their biographies with us, they did not contribute to the conversation. At the outset of the video meeting, Director Meehan informed Ides that Safety would be issuing a press release immediately after the call detailing several changes. Upon hearing the changes, we informed the Directors of our disappointment in both their scope and scale. We further noted that the forthcoming changes failed to address any of the concerns raised in our detailed November 15 letter to the Board.

Director Meehan then informed Ides that the Board would be willing to include Ides’ nominees in their existing process to identify a single new director, but provided no details around the process. We expressed concerns at this but said under certain conditions, which would need to be discussed and agreed upon, we would be willing to consider submitting our nominees for participation. No Director responded to our suggestion and the call was then cut short by Director Meehan.

The Board’s overarching failure to be responsive, the repeated lack of both preparation and willingness to engage, the absence of candor and the pre-arranged press release all indicate that the Board had no intention of a constructive engagement.

We strongly recommend that the Board immediately consider and implement a series of actions in order to reverse years of underperformance at Safety including, as a starting point, that the Company:

•	Host quarterly earnings calls;
•	Take any and all steps necessary to the remediation of subpar proxy advisor audit scores;
•	Initiate a process to declassify the Board;
•	Commence a repurchase of 10% of shares outstanding subject to regulatory approval with subsequent ongoing buybacks;
•	Implement robust ESG and Sustainability policies, practices and reporting, with a near-term goal of enhanced focus on Diversity, Equity & Inclusion and the Safety Employee Experience; and
•	Create a new committee of the Board to explore and address Safety’s elevated expense structure relative to peer companies.

To date, Safety’s actions send a disappointing message: rather than work constructively with a meaningful shareholder to help put the Company on a better path forward, Safety’s management team and Board appear more focused on doing the bare minimum in an attempt to appease shareholders with what we consider to be merely a façade of change in order to maintain their positions.

Accordingly, we look forward to continuing to take all necessary steps to ensure that the best interests of all shareholders are appropriately represented in the Boardroom, including by seeking the election of our two highly qualified director candidates to the Board at the upcoming annual meeting. Notwithstanding the foregoing, our sincere hope remains to constructively work with the Company in good faith to reach a positive outcome for Safety shareholders. To that end, we remain ready, willing and able to continue our discussions with the Board.

Sincerely,

/s/ Dianne K. McKeever

Dianne K. McKeever

Managing Member, Cofounder and Chief Investment Officer

Nominee Information

Olga Kondrashova currently serves as Co-Founder of Tetra Advisory Group LLC, a privately owned company that provides strategic advisory and digital transformation enablement to insurance, investment management, private equity firms and their portfolio companies; Previously, Ms. Kondrashova held various positions at MetLife, Inc. (NYSE: MET), including most recently Vice President of Strategy and Transformation, Global Tech & Ops and Head of the Internal Consulting Group. Prior to that, Ms. Kondrashova served as Principal, Management Consultant at Inflexion Advisory Services, a management consulting company. Ms. Kondrashova received a M.S. summa cum laude in Business and Finance and a B.A. summa cum laude in Economics from Kiev National University of Economics in Ukraine and also completed Harvard University’s Management Graduate Program.

Farooq Sheikh currently serves as Insurance GTM Lead at leading cloud computing and enterprise software company Unqork. Previously, Mr. Sheikh served as a Partner in the Financial Services & Insurance practices at Oliver Wyman, an American management consulting firm. Prior to that, Mr. Sheikh served as a Director of M&A and Strategy at Manulife Financial. Mr. Sheikh received a Bachelor of Mathematics in Actuarial Science from the University of Waterloo and completed the Executive Education programs in General Management at The Wharton School and INSEAD. Mr. Sheikh is a C.F.A. Charter holder, a Fellow of the Society of Actuaries (FSA) and a Fellow of the Canadian Institute of Actuaries (FCIA).

About Ides Capital Management

Ides Capital Management LP is a New York-based activist investment advisor that engages with corporate boards and management teams to drive long-term shareholder value, sustainable change and inclusive outcomes at small and mid-capitalization publicly traded companies over a multi-year hold period.

Media Contact:

Longacre Square Partners

Dan Zacchei / Joe Germani

dzacchei@longacresquare.com / jgermani@longacresquare.com

Investor Contact:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ides Capital Management, LP, together with the other participants named herein (collectively, “Ides”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Safety Insurance Group, Inc., a Delaware corporation (the “Company”).

IDES STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Ides Capital Partners Master Fund, Ltd., a Cayman Islands exempted company (“Ides Capital Partners Master Fund”), Ides Capital Management, LP, a Delaware limited partnership (“Ides Capital Management”), Ides Capital GP LLC, a Delaware limited liability company (“Ides Capital GP”), Jovetree Capital Advisors LLC, a Texas limited liability company (“Jovetree Capital Advisors”), Dianne McKeever, Robert Longnecker, The Radoff Family Foundation, a Texas non-profit corporation, (the “Radoff Foundation”), Bradley L. Radoff, Olga Kondrashova and Farooq Sheikh.

As of the date hereof, Ides Capital Partners Master Fund directly beneficially owns 6,548 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), including 100 shares of Common Stock held in record name. As the investment manager of Ides Capital Partners Master Fund, Ides Capital Management may be deemed to beneficially own the 6,548 shares of Common Stock directly beneficially owned by Ides Capital Partners Master Fund. As the general partner of Ides Capital Management, Ides Capital GP may be deemed to beneficially own the 6,548 shares of Common Stock directly beneficially owned by Ides Capital Partners Master Fund. As of the date hereof, Ms. McKeever directly beneficially owns 1,200 shares of Common Stock. Ms. McKeever, as the Managing Member of Ides Capital GP, may be deemed to beneficially own the 6,548 shares of Common Stock directly beneficially owned by Ides Capital Partners Master Fund, which, together with the 1,200 shares of Common Stock she directly owns, constitutes an aggregate of 7,748 shares of Common Stock beneficially owned by Ms. McKeever. As the investment advisor of certain separately managed accounts (the “Managed Accounts”), Jovetree Capital Advisors may be deemed to beneficially own 27,445 shares of Common Stock held in the Managed Accounts, including (i) 18,625 shares of Common Stock held in the Managed Accounts over which Jovetree Capital Advisors has voting and dispositive power and (ii) 8,820 shares of Common Stock held in the Managed Accounts over which Jovetree Capital Advisors has dispositive power. As the date hereof, Mr. Longnecker directly beneficially owns 1,935 shares of Common Stock. Mr. Longnecker, as the Managing Member of Jovetree Capital Advisors, may be deemed to beneficially own the 27,445 shares of Common Stock held in the Managed Accounts, including (i) 18,625 shares of Common Stock held in the Managed Accounts over which Mr. Longnecker has voting and dispositive power and (ii) 8,820 shares of Common Stock held in the Managed Accounts over which Mr. Longnecker has dispositive power, which, together with the 1,935 shares of Common Stock he directly owns, constitutes an aggregate of 34,380 shares of Common Stock beneficially owned by Mr. Longnecker. As of the date hereof, the Radoff Foundation directly beneficially owns 5,000 shares of Common Stock. As the date hereof, Mr. Radoff directly beneficially owns 91,500 shares of Common Stock. Mr. Radoff, as the director of the Radoff Foundation, may be deemed to beneficially own the 5,000 shares of Common Stock directly beneficially owned by the Radoff Foundation, which, together with the 91,500 shares of Common Stock he directly owns, constitutes an aggregate of 96,500 shares of Common Stock beneficially owned by Mr. Radoff. As of the date hereof, neither of Ms. Kondrashova or Mr. Sheikh own beneficially or of record any securities of the Company.